EXHIBIT 23(c)



INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of HUBCO, Inc. on Form S-3 of our report (which expresses an unqualified opinion and includes explanatory paragraphs regarding restatement of 1993 and 1992 financial statements and matters regarding regulatory capital compliance) dated February 22, 1994 relating to the consolidated financial statements of Statewide Savings Bank, S.L.A., appearing in the Prospectus, which is part of this Registration Statements, and the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche
- -------------------------
DELOITTE & TOUCHE


Parsippany, New Jersey
February 15, 1994